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Exhibit (d)(2)

SURRENDER AGREEMENT

        This Surrender Agreement (this "Agreement") is made as of this            day of                        , 2003 by and between North Coast Energy, Inc., a Delaware corporation (the "Company"), and                        , a holder of options to purchase shares of the Company's common stock (the "Optionee").

        WHEREAS, the Optionee is the holder of options to purchase shares of common stock of the Company ("Company Common Stock"), par value $0.01 per share (the "Common Stock Options"), as set forth on Exhibit A attached hereto;

        WHEREAS, the Optionee has served as an employee or Director of the Company;

        WHEREAS, the Company has entered into an Agreement and Plan of Merger with EXCO Resources, Inc., as amended and restated on December 4, 2003 (the "Merger Agreement");

        WHEREAS, the Company desires to obtain your agreement, as the Optionee, to surrender the Common Stock Options in exchange for an amount representing the difference between the per share amount as stated in the Merger Agreement less the exercise price per share with respect to each of the Common Stock Options;

        WHEREAS, the amount payable to the Optionee pursuant to the Merger Agreement is as specified in the column captioned "Consideration Payable to Holder" on Exhibit A designated as a total amount due.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

        1.    Waiver and Relinquishment of Rights.    Effective as of the date hereof, but conditioned upon the receipt by the Optionee of the amount in cash (less applicable withholding taxes) listed in the column captioned "Consideration Payable to Holder" on Exhibit A, designated as a total amount due, the Optionee, on behalf of himself or herself and the Optionee's heirs, executors, administrators, successors and assigns, does hereby waive and relinquish any and all rights as the holder of the Common Stock Options or any other agreement or plan to acquire common stock of the Company, to which he or she now or hereafter may be entitled, against the Company, its affiliates and subsidiaries arising out of, in connection with or in any way related to the grant, exercise, conversion, ownership or holding of such options or rights at or prior to the date hereof.

        Optionee hereby represents and warrants to Company that, except as otherwise indicated on Exhibit A, the Common Stock Options are the only agreements or understandings between Optionee and Company or any affiliate of the Company pertaining to the grant by Company (or any affiliate of Company) of any right, option or warrant to acquire (i) Company Common Stock or (ii) any other equity security of Company or any affiliate thereof; provided, however, that nothing in this Agreement shall be deemed a release or termination of any other agreement between Company and Optionee or any other rights under policies and benefits of the Company applicable to Optionee. All payments of consideration hereunder shall be subject to withholding for federal income taxes and FICA taxes, as applicable.

        2.    Reservation of Right to Exercise.    Notwithstanding the foregoing, Optionee expressly reserves the right to exercise the Common Stock Options at any time prior to the payment to Optionee of the amount set forth on Exhibit A hereto.

        3.    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective heirs, executors, administrators, successors and assigns, including without limitation any corporate successor by merger or otherwise.

        4.    Amendment and Waiver.    This Agreement may not be revoked, changed, modified or waived orally, except in writing executed by the party against whom the enforcement of the changed, modified or waived provision is sought.

        5.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws of such State.

        6.    Counterparts.    This Agreement may be executed in counterpart by the parties hereto, each of which shall constitute an original and all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

NORTH COAST ENERGY, INC.
By:

Name: Title:
OPTIONEE

Address where payment should be sent:

2

EXHIBIT A

Name of Holder:    [Name]

Date of Grant	Number of Options Outstanding	Exercise Price		Per Share Amount* Minus Exercise Price Per Option Outstanding		Consideration Payable to Holder
[ ]	[ ]	$	[ ]	$	[ ]	$	[ ]
		$		$		$
		$		$		$
		$		$		$
		$		$		$
		$		$		$
		$		$		$
		$		$		$
		$		$		$
		$		$		$
		$		$		$
TOTAL AMOUNT DUE						$	[ ]*

*
Assumes the "Per Share Amount" paid in the tender offer is $            . Consideration payable to holder is subject to all applicable withholding taxes.

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  Exhibit (d)(2)
SURRENDER AGREEMENT